UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 23, 2016

VII Peaks Co-Optivist Income BDC II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54615	45-2918121
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

4 Orinda Way, Suite 125-A Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 889-1778

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Results of Operations and Financial Condition.

On May 23, 2016, the Board of Directors (the “Board”) of the Company held its quarterly meeting, at which the Board passed the following resolutions:

Reduction of Offering Price

The Pricing Committee of the Board decided to reduce the offering price of its common stock in its continuous offering from $9.25 per share to $8.75 per share. The decision to reduce the offering price was made as a result of a recent reduction in the net asset value per share of the Company’s common stock, which primarily resulted from unrealized depreciation in the market value of certain investments in the quarter ended March 31, 2016. Distributions previously made in excess of net investment income and the election to value our investment in Relativity Media, LLC at zero, also caused a reduction in the net asset value per share of the Company’s common stock.

Distribution Declared

The Board voted to maintain the annual distribution rate at 7.35% of the new $8.75 gross offering price, and declared one monthly distribution of $0.053593 per share. The distribution will be to stockholders of record on May 24, 2016, payable May 31, 2016.

Revocation of Election to be a Business Development Company

The Board voted to submit to shareholders a proposal to revoke the Company’s election to be treated as a “business development company.” The election exempts the Company from having to register as a closed end management company under the Investment Company Act of 1940. In order to revoke the election, a majority of shareholders present in person or by proxy at an annual or special meeting of shareholders most vote to approve the revocation. The revocation of the election to be treated as a business development company will mean that the Company will need to immediately register as a closed end management company under the 1940 Act, and will result in a number of other changes to the Company.

Reorganization as a Delaware Statutory Trust

The Board also voted to submit to shareholders a proposal to reorganize the Company as a Delaware statutory trust. The Company is currently a Maryland corporation. The proposal to reorganize as a Delaware statutory trust is contingent upon approval of the resolution to withdraw the Company’s election to be treated as a business development company. The proposal to reorganize as a Delaware statutory trust is being made to conform the Company’s business form and state of incorporation to be consistent with the form and state of incorporation of most registered closed end funds. One advantage of being organized as a Delaware statutory trust is that the Company will no longer be required to hold an annual meeting of shareholders, which is an expense borne by shareholders each year.

Amendment to Investment Management Agreement

The Board also voted to approve certain changes to the Company’s investment management agreement with its manager, VII Peaks Capital, LLC, contingent upon shareholder approval of revocation of the Company’s election to be treated as a business development company. The amendments will conform the investment management agreement to terms that are typical of closed end management funds, and will likely include the following changes: deletion of the incentive fee on capital gains; assessment of the management fee on gross assets instead of net assets; deletion of the requirement that the manager incur all offering expenses, with a right of reimbursement only from future offering proceeds. The changes to the investment management agreement will also be submitted to shareholders for approval.

Anticipated Changes upon Conversion to a Closed End Fund

The Board’s decision to revoke the Company’s election to be a business development company and reorganize as a Delaware statutory trust are elements in a process to modify the structure of the Company and its continuous offering in a number of material respects. In the event shareholders approve the revocation of the Company’s election to be treated as a business development company, the Company anticipates making the following changes:

•	The Company anticipates adopting a fundamental policy to make period redemptions of its common stock under Rule 23c-3, which is commonly referred to as an “interval fund.” The Company previously conducted quarterly redemptions under Rule 13e-4, which are discretionary each quarter. As an interval fund, the Company would not be allowed to rescind the policy except by a majority vote of shareholders. Rule 23c-3 provides procedures under which a closed end fund makes tender offers at the fund’s current net asset value on a quarterly, semi-annual or annual basis. The Board has not yet determined the frequency with which the Company will make periodic tender offers as an interval fund. Rule 23c-3 also provides that each tender may be for between 5% and 25% of the fund’s outstanding shares, as determined by the Board at the time of each tender.

•	The Company anticipates significant changes to the compensation structure for brokers who market the Company’s common stock in its continuous offering. Those changes are likely to include a significant reduction in the commission that will be paid, as well as other compensation terms that are permissible for a closed end fund, including: an asset based sales charge; a shareholder service fee; early withdrawal charges; and contingent deferred sales loads.

In the event these changes are approved, the Company does not anticipate any changes to its investment strategy, or the composition of the Board or management.

Approval of Administration Agreement

The disinterested members of the Board of Directors of the Company reapproved the Administration Agreement between VII Peaks Capital, LLC (the “Manager”) and the Company.

Cancellation of Annual Meeting

The Board voted to  cancel the Annual Meeting of Stockholders scheduled for June 21, 2016 (the “Annual Meeting”). The Company will reschedule the Annual Meeting at a later date to include the additional items described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks Co-Optivist Income BDC II, Inc.

May 26, 2016

By:	/s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke
Chairman of the Board of Directors, Chief Executive Officer and President